Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser (954) 769-7342 keyserk1@autonation.com

AutoNation Announces March 2011 Retail New Vehicle Unit Sales

•	March 2011 retail new vehicle unit sales increased 19% versus March 2010

•	First quarter 2011 retail new vehicle unit sales increased 23% versus the first quarter of 2010

FORT LAUDERDALE, Fla., April 4, 2011 — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in March 2011, as reported to the applicable automotive manufacturers, totaled 22,246, an increase of 19% as compared to March 2010. Retail new vehicle unit sales in March 2011 for AutoNation’s operating segments were as follows:

•	6,320 for Domestic, up 21% versus March 2010,

•	12,194 for Import, up 19% versus March 2010, and

•	3,732 for Premium Luxury, up 13% versus March 2010.

For the first quarter of 2011, AutoNation’s retail new vehicle unit sales, as reported to the applicable automotive manufacturers, totaled 54,198, an increase of 23% compared to the first quarter of 2010.

Japan Earthquake Impact

“We would like to extend our deepest sympathies to the victims of the earthquake in Japan,” said Mike Jackson, AutoNation’s Chairman and Chief Executive Officer.

Commenting on the earthquake’s impact on the auto industry, Mr. Jackson said, “Based on current information from the manufacturers, we expect production disruptions will significantly impact product availability from Japanese auto manufacturers in the second and third quarters of 2011. However, we believe that the auto retail market and underlying consumer demand will continue to recover throughout 2011. Our planning assumption for 2011 industry new unit sales remains 12.8 million units, and we believe that we will manage through these production shortfalls.”

While 52% of AutoNation’s total new unit sales in 2010 were produced by Japanese manufacturers, approximately two-thirds of those units are assembled in North America.

Mr. Jackson concluded, “The situation is still developing, and therefore at this time it is difficult to fully predict the impact of the production disruption on the industry and our business.”

The Company will provide additional information during the first quarter earnings call, scheduled for April 26, 2011 at 11:00 a.m. Eastern.

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The information provided in this news release is based on sales reports provided by our stores, including stores acquired since March 2010, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2010, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our expectations for the automotive retail industry, including statements regarding the impact of the earthquake in Japan on our business, as well as statements that describe our objectives, goals, or plans, are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: economic conditions generally; conditions in the credit markets and changes in interest rates; the success and financial viability of vehicle manufacturers and distributors with which we hold franchises; the duration and severity of production cuts or disruptions resulting from the natural disasters in Japan, which are uncertain at this time and could have a material adverse effect on our results of operations; factors affecting our goodwill and other intangible asset impairment testing; natural disasters and other adverse weather events; restrictions imposed by vehicle manufacturers; the resolution of legal and administrative proceedings; regulatory factors affecting our business; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 243 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.